Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Plains All American Pipeline, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Units representing limited partnership interests	Rule 416(a) and Rule 457(c)	3,363,477 (1)	$10.36 (2)	$34,845,621.72 (2)	0.00011020	$3,839.99 (2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$34,845,621.72		$3,839.99
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,839.99

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Units representing limited partner interests (“Common Units”) in Plains All American Pipeline, L.P. being registered on behalf of the selling shareholders shall be adjusted automatically to include any additional Common Units that may become issuable as a result of any share distribution, split, combination or similar transaction.
(2)	Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices of our Common Units on September 27, 2022, as reported on the Nasdaq Global Select Market.

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